SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2003

FRANKLIN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	0-24133	62-1376024

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

230 Public Square, Franklin, Tennessee	37064

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 790-2265

N/A

(Former name or former address, if changed since last report)

SIGNATURES
EXHIBIT INDEX
EX-2.1 AMENDMENT NO. 3 TO AFFILIATION AGREEMENT
EX-99.1 PRESS RELEASE

Item 5. Other Events.

     On March 27, 2003, Franklin Financial Corporation (the “Company”) entered into an amendment (the “Amendment”) to the Affiliation Agreement, dated as of July 23, 2002, among the Company, Fifth Third Bancorp (“Fifth Third”), and Fifth Third Financial Corporation (“Fifth Third Financial”) to extend the termination date of the Affiliation Agreement to June 30, 2004.

     As consideration for the Amendment, Fifth Third agreed to amend the exchange ratio in the merger to provide that Franklin shareholders would receive Fifth Third common stock valued at a fixed price of $31.00 per share of Franklin common stock plus any increase in the book value per share (excluding certain items) of Franklin common stock from March 31, 2003 through the most recent quarter end prior to the closing. Further, in the event that the Board of Governors of the Federal Reserve System has not granted regulatory approval for the merger on or before May 31, 2004, Franklin will have the right to terminate the agreement and to receive a termination fee of $27 million from Fifth Third.

     The preceding description of the Amendment is qualified in its entirety by reference to the Amendment which is included as an exhibit to this report and incorporated into this Item 5 by reference.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits:

2.1	Amendment No. 3, dated March 27, 2003, to the Affiliation Agreement, dated as of July 23, 2002, by and among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation.

99.1	Press release announcing Amendment No. 3.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN FINANCIAL CORPORATION

	By:	/s/ Lisa Musgrove Lisa Musgrove, Chief Financial Officer

Dated: March 27, 2003

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1	Amendment No. 3, dated March 27, 2003, to the Affiliation Agreement, dated as of July 23, 2002, by and among Fifth Third Bancorp, Fifth Third Financial Corporation and Franklin Financial Corporation
99.1	Press release announcing Amendment No. 3.

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